Registration Statement No. 333-212045
Registration Statement No. 333-252563
As filed with the Securities and Exchange Commission on October 19, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-212045
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-252563

UNDER
THE SECURITIES ACT OF 1933
___________________

Atkore Inc.
(Exact name of registrant as specified in its charter)
___________________

Delaware	90-0631463
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
16100 South Lathrop Avenue,
Harvey, IL 60426
(708) 339-1610
(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)
___________________

ATKORE INTERNATIONAL GROUP INC. 2016 OMNIBUS INCENTIVE PLAN
ATKORE INTERNATIONAL GROUP INC. STOCK INCENTIVE PLAN
ATKORE INTERNATIONAL GROUP INC. 2020 OMNIBUS INCENTIVE PLAN
(Full Title of the Plans)

___________________

Matthew O. Wagner
Vice President and Corporate Secretary
Atkore Inc.
16100 South Lathrop Avenue
Harvey, Illinois 60426
(708) 339-1610
(Name, address and telephone of Agent for Service)

___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

On October 19, 2026 (the “Closing Date”), Atkore Inc. (“Atkore” or the “Company”) and Prysmian S.p.A., a company organized under the laws of the Republic of Italy (“Buyer”), completed the previously disclosed transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 2, 2026 (the “Merger Agreement”), by and among the Company, Buyer, Trinity Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and, solely as provided in certain sections of the Merger Agreement, Prysmian Cables and Systems USA, LLC, a Delaware limited liability company. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Buyer (the “Merger”). Pursuant to the terms of the Merger Agreement, each share of common stock, par value $0.01 per share, of the Company (“Common Stock”) outstanding as of the effective time of the Merger (subject to certain customary exceptions specified in the Merger Agreement) was converted into the right to receive $95.00 in cash, without interest.

These post-effective amendments (these “Post-Effective Amendments”), filed by the Company, remove from registration any and all shares of Common Stock remaining unsold or otherwise unissued and any other securities issuable by the Company under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock and certain other securities offered under certain employee benefit and equity plans and agreements:

•Registration Statement on Form S-8 (No. 333-212045), filed with the Commission on June 15, 2016, pertaining to the registration of 3,767,500 shares of Common Stock, relating to the Atkore International Group Inc. 2016 Omnibus Incentive Plan; 6,682,428 shares of Common Stock, relating to the Atkore International Group Inc. Stock Incentive Plan; and 33,796 shares of Common Stock, relating to the Atkore International Group Inc. Stock Incentive Plan.

•Registration Statement on Form S-8 (No. 333-252563), filed with the Commission on January 29, 2021, pertaining to the registration of 2,616,828 shares of Common Stock, relating to the Atkore International Group Inc. 2020 Omnibus Incentive Plan.

As a result of the Merger, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under such Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered under the Registration Statements that remain unsold or otherwise unissued as of the date of these Post-Effective Amendments. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Kentucky, on October 19, 2026.

Atkore Inc.

By: /s/ Matthew O. Wagner
Name: Matthew O. Wagner
Vice President and Corporate Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.